Exhibit 99.1

MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports
Fiscal 2015 Second Quarter Results

Second Quarter Fiscal 2015 Highlights:

•	Second quarter 2015 revenue increased by 17.5% to $8.7 million, compared to $7.4 million in the prior year period. Second quarter revenue includes $1.4 million from MediSoft.
•	Service revenue increased by 3.6% to $1.7 million in the fiscal second quarter compared to $1.6 million in the prior year period.
•	Sales backlog of $2.1 million ($1.5 million for Medical Graphics and $600,000 for MediSoft) at the end of the quarter, compared to $1.9 million at the end of the first quarter of fiscal year 2015.
•	Gross margin of 50.7% in the second quarter includes gross margin for Medical Graphics of 54.3%, and MediSoft had a gross margin of 32.2%.
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Operating expenses were $4.2 million in the second quarter ($3.5 million for Medical Graphics and $747,000 for MediSoft), compared to Medical Graphics-only expenses of $3.8 million in the prior year quarter.

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Operating income was $197,000 for the second quarter, compared to operating income of $327,000 in the fiscal 2014 second quarter. For the quarter, Medical Graphics had operating income of $481,000 and MediSoft had an operating loss of ($284,000).

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The Company realized net income of $82,000 for the 2015 second quarter, or $0.02 per share, compared to net income of $308,000, or $0.07 per share in the prior year period.  For the quarter, Medical Graphics had net income of $344,000 and MediSoft had a net loss of ($262,000), a 49% decrease from MediSoft’s 2015 first quarter net loss of ($512,000).

SAINT PAUL, MN (June 2, 2015) — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the second quarter ended April 30, 2015.

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2015 second quarter domestic equipment, supplies and accessories revenues, compared to the 2014 second quarter, were flat at $4.2 million.  During the quarter, competitive account conversions totaled 12 accounts, or $442,000 in revenue, compared to 12 accounts, or $850,000 in revenue for the same quarter last year, and MediSoft contributed domestic revenues of $96,000 from its U.S. distributor. Excluding the effect of revenues from competitive conversions and domestic MediSoft revenue, in each period, Medical Graphics domestic equipment and accessories revenue grew 11.4% in the fiscal 2015 second quarter, compared to the same quarter last year.

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Domestic service revenues, which are entirely attributed to Medical Graphics, increased 3.6% to $1.7 million, compared to $1.6 million for the same quarter last year.  The Attachment Rate, which reflects the percentage of Extended Service Contracts that were sold during customer equipment purchases, was 24% for the fiscal 2015 second quarter, compared to 28% for the first quarter of fiscal year 2015.

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International equipment, supplies and accessories revenues grew 79.8% to $2.8 million, compared to $1.6 million for the fiscal 2014 second quarter, due primarily to the $1.3 million of revenues contributed by MediSoft from international markets.  Excluding MediSoft revenues, Medical Graphics international equipment, supplies and accessories revenues decreased 6.0% due to lower sales in Europe and South America.

“We are pleased with the consistency of our second quarter revenue results and the higher order backlog at quarter end compared to our first quarter.  Last year’s uncertainty regarding lower reimbursement rates under the Affordable Care Act is decreasing, which is creating a more positive sales environment.  Also, we recently announced the release of the latest design of our Ultima Series TM cardiorespiratory diagnostic system, which is being received positively by the market.  By the end of the 2015 second quarter, we shipped twenty-three systems and have a number of them in backlog.  As we head into the last half of the year, we are confident that the improved buying environment, the recent Ultima Series TM product release and a robust sales pipeline, will provide many new sales opportunities,” said Todd M. Austin, chief executive officer.

Fiscal 2015 Second Quarter

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Gross margin for the quarter was 50.7% (54.3% for Medical Graphics and 32.2% for MediSoft), compared to 55.8% in the fiscal 2014 second quarter for Medical Graphics. Gross margin for equipment, supplies and accessories was 45.8% for the quarter (49.3% for Medical Graphics and 32.2% for MediSoft), compared to 52.8% for Medical Graphics in the prior year’s quarter. Gross margin for services was 70.8% for the quarter, compared to 66.4% for the same period last year.

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Second quarter 2015 general and administrative expenses totaled $1.4 million, or 16.2% of revenue, compared to $1.3 million, or 17.3% of revenue in the comparable quarter last year.  This increase is primarily due to MediSoft general and administrative expenses of $332,000, partially offset by $202,000 of lower Medical Graphics general and administrative expenses.

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Sales and marketing expenses were $2.0 million, or 23.0% of revenue, compared to $1.9 million, or 25.4% of revenue in the 2014 second quarter. This increase is primarily due to MediSoft sales and marketing expenses of $247,000, partially offset by $120,000 of lower Medical Graphics sales and marketing expenses.

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Research and development expenses were $734,000, or 8.4% of revenue in the fiscal 2015 second quarter, up from $640,000, or 8.6% of revenue in last year’s second quarter.  This increase is primarily due to MediSoft research and development expenses of $112,000, partially offset by $18,000 of lower Medical Graphics research and development expenses.

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The acquisition of MediSoft increased the Company’s exposure to currency translation risks due to its investment in Euro-denominated assets and the earnings derived from MediSoft’s operations.  The Company structured the capitalization of its Belgium holding company with a combination of debt and equity to obtain potential tax savings on the future profitability of MediSoft.  In the fiscal 2015 second quarter, due to the United States dollar gaining strength against the Euro, we reported a non-cash, foreign currency translation loss of $184,000 in the consolidated statements of comprehensive (loss) income as foreign currency loss.  Additionally, pertaining to the net asset position for assets and liabilities of MediSoft, we also incurred a non-cash, foreign currency translation loss of $21,000, which is included in the consolidated balance sheets as accumulated other comprehensive loss, and in the consolidated statements of comprehensive (loss) income as other comprehensive loss.

Austin continued, “The second quarter MediSoft results were generally consistent with our expectations and showed an improvement over its first quarter. Revenue increased 17.0% compared to the first quarter and its operating loss decreased to $284,000, a $248,000 improvement compared to its first quarter operating loss. MediSoft’s gross margin for the quarter was 32.2%, which is consistent with the prior two quarters, but lower than our initial expectation that MediSoft’s equipment gross margin would be similar to Medical Graphics’ equipment gross margin. Our initial expectation of MediSoft’s equipment gross margin was based upon our review of historical, unaudited financial statements during due diligence. Since the August 1, 2014 closing of the acquisition, we have gained a better understanding of MediSoft’s manufacturing process, implemented an inventory costing system and aligned its product cost accounting to U.S. GAAP accounting.”

“With this accounting knowledge, coupled with the fact that MediSoft sells primarily through a distributor network where margins are shared, we have reset our expectation that future MediSoft gross margin will be consistent with its current gross margin. However, we believe that MediSoft’s gross margin can be enhanced, and we will work to find ways to lower MediSoft’s product manufacturing costs, increase equipment sales to better leverage its fixed cost of production and sell more higher-margin service and supplies.”

“Despite this new expectation for gross margin, we continue to believe the acquisition of MediSoft was a critical transaction to solidify our long-term global expansion strategy to increase our global footprint, establish international direct operations, grow market share outside of the U.S., and enhance our product and intellectual property portfolio to drive future revenue growth. Our primary goal for the remainder of this year is to work closely with the MediSoft team to achieve additional revenue growth and profitability, and we continue to believe that MediSoft will become accretive to our business by the end of this fiscal year.”

“Finally, we are particularly pleased with the results of our Medical Graphics subsidiary. Although revenues are slightly below what we generated during the second quarter of last year, we have achieved better quarter-to-quarter sales consistency. For the first six months of fiscal 2015, our revenues remain ahead of the same period last year by $1.3 million. Our equipment gross margin was lower for the fiscal 2015 second quarter due to the release of our Ultima Series TM redesign, as margins are generally lower when new products are initially built in small lots. We expect that gross margin will improve for this product over time as higher unit sales will enable us to obtain better inventory pricing from our vendors. Our past efforts to reduce expenses are showing results, as second quarter operating expenses are down $338,000 compared to the second quarter last year. The combination of these efforts has improved profitability, as operating income for the second quarter was $154,000 higher than last year’s second quarter, and $1.0 million higher for the first six months of fiscal 2015 compared to the same period last year. We remain enthusiastic about our business strategies, the value of our products and services and their market positioning. We look forward to the second half of the year and showing improvement in our financial performance,” concluded Austin.

Net Operating Loss Carry Forward

At October 31, 2014, the Company, through its Medical Graphics subsidiary, had federal net operating loss carryforwards of approximately $13.0 million, not subject to IRC annual limitations on use.  These loss carryforwards will expire in years 2018 through 2034. Net operating loss carryforwards from the Company’s international tax jurisdictions were approximately $3.0 million.  These loss carryforwards do not expire.

Conference Call

The Company has scheduled a conference call for Tuesday, June 2, 2015 at 4:30 p.m. ET to discuss its financial results for the second quarter of fiscal year 2015.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10066345, through June 8, 2015.  A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its Medical Graphics Corporation and MediSoft SA subsidiaries, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.  These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors¸ see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2014, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contacts

Company	Investors	Media
Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz	Al Galgano, David Heinsch
MGC Diagnostics Corporation	Lytham Partners, LLC	PadillaCRT
Chief Financial Officer	(602) 889-9700	(612) 455-1700
(651) 484-4874	mgcd@lythampartners.com	Al.Galgano@padillacrt.com David.heinsch@padillacrt.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
April 30, 2015 and October 31, 2014
(In thousands, except share and per share data)

	April 30,	October 31,
	2015	2014
Assets
Current Assets:
Cash and cash equivalents	$5,144	$5,675
Accounts receivable, net of allowance for doubtful accounts of $195 and $228, respectively	6,763	7,068
Inventories, net of obsolescence reserve of $336 and $387, respectively	6,167	5,548
Current deferred tax assets	18	20
Prepaid expenses and other current assets	1,926	1,926
Total current assets	20,018	20,237
Property and equipment, net of accumulated depreciation of $4,407 and $4,180, respectively	2,971	3,469
Intangible assets, net	4,361	4,375
Goodwill	3,670	4,196
Other non-current assets	65	67
Total Assets	$31,085	$32,344
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$3,132	$3,161
Employee compensation	1,366	1,664
Deferred income	3,684	3,804
Current portion of long-term debt	800	800
Other current liabilities and accrued expenses	1,250	1,042
Total current liabilities	10,232	10,471
Long-term liabilities:
Long-term debt, less current portion	2,600	3,000
Non-current deferred income taxes	116	484
Long-term deferred income and other	2,923	2,884
Total Liabilities	15,871	16,839
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,298,436 and 4,255,593 shares issued and 4,239,142 and 4,198,558 shares outstanding in 2015 and 2014, respectively	424	420
Undesignated shares, authorized 5,000,000 shares,
no shares issued and outstanding	—	—
Additional paid-in capital	23,761	23,470
Accumulated deficit	(8,730)	(8,271)
Accumulated other comprehensive loss	(241)	(114)
Total Shareholders’ Equity	15,214	15,505
Total Liabilities and Shareholders’ Equity	$31,085	$32,344

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive (Loss) Income
(In thousands, except per share data)

	Three Months ended		Six Months Ended
	April 30,		April 30,
	2015	2014	2015	2014
Revenues
Equipment, supplies and accessories revenues	$7,042	$5,798	$14,335	$10,757
Service revenues	1,688	1,629	3,338	2,974
	8,730	7,427	17,673	13,731
Cost of revenues
Cost of equipment, supplies and accessories revenues	3,814	2,736	7,442	5,036
Cost of service revenues	493	547	937	987
	4,307	3,283	8,379	6,023
Gross margin	4,423	4,144	9,294	7,708
Operating expenses:
Selling and marketing	2,011	1,884	4,252	3,900
General and administrative	1,417	1,287	3,088	2,430
Research and development	734	640	1,544	1,264
Amortization of intangibles	64	6	113	13
	4,226	3,817	8,997	7,607
Operating income	197	327	297	101
Interest expense, net	74	—	132	—
Foreign currency loss	184	—	908	—
(Loss) income before taxes	(61)	327	(743)	101
(Benefit from) provision for taxes	(143)	19	(284)	36
Net income (loss)	$82	$308	$(459)	$65
Other comprehensive loss, net of tax
Effect of foreign currency translation adjustments	(21)	—	(127)	—
Comprehensive income (loss)	$61	$308	$(586)	$65
Income (loss) per share:
Basic	$0.02	$0.07	$(0.11)	$0.02
Diluted	$0.02	$0.07	$(0.11)	$0.02
Weighted average common shares outstanding:
Basic	4,227	4,163	4,216	4,149
Diluted	4,248	4,237	4,216	4,234

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Six Months ended April 30,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(459)	$65
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	235	155
Amortization	182	69
Stock-based compensation	222	211
Deferred income tax	(319)	—
Loss on foreign currency	915	—
(Decrease) increase in allowance for doubtful accounts	(33)	82
(Decrease) increase in inventory obsolescence reserve	(51)	88
Changes in operating assets and liabilities:
Accounts receivable	220	1,762
Inventories	(645)	(723)
Prepaid expenses and other current assets	(16)	(180)
Accounts payable	116	436
Employee compensation	(258)	(742)
Deferred revenue	2	416
Other current liabilities and accrued expenses	226	(231)
Net cash provided by operating activities	337	1,408

Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(409)	(611)
Net cash used in investing activities	(409)	(611)

Cash flows from financing activities:
Payment of debt issuance costs	(5)	—
Payment on long-term borrowings	(400)	—
Proceeds from issuance of common stock under employee stock purchase plan	65	67
Repurchase of common stock upon vesting of restricted stock awards	(25)	(86)
Net cash used in financing activities	(365)	(19)
Effect of exchange rates on cash	(94)	—
Net (decrease) increase in cash and cash equivalents	(531)	778
Cash and cash equivalents at beginning of period	5,675	10,574
Cash and cash equivalents at end of period	$5,144	$11,351

Cash paid for taxes	$18	$56
Cash paid for interest	91	—
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	$—	$33
Common stock issued for long-term liability	33	—
Accrued dividends (reversal)	—	(4)

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